Exhibit 99.1

STONE ENERGY CORPORATION

Announces Pricing of Private Offering of $275 Million of Convertible Notes

LAFAYETTE, LA. March 1, 2012

Stone Energy Corporation (NYSE: SGY) (the “Company”) today announced the pricing of its private offering of $275 million aggregate principal amount of Convertible Notes due 2017 (the “Convertible Notes”). The private offering was upsized from the previously announced $250 million aggregate principal amount of Convertible Notes. The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company granted an over-allotment option to the initial purchasers for up to an additional $25 million aggregate principal amount of Convertible Notes. The Convertible Notes will pay interest semiannually at a rate of 1.75% and will be convertible into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 23.4449 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which is equal to an initial conversion price of approximately $42.65 per share of the Company’s common stock), representing an initial conversion premium of approximately 33.5% above the closing price of $31.95 per share of the Company’s common stock on February 29, 2012. The Convertible Notes will mature on March 1, 2017, unless repurchased or converted in accordance with their terms prior to such date. Prior to December 1, 2016, the Convertible Notes will be convertible only upon the occurrence of certain events and during certain periods, and thereafter, at any time until the second scheduled trading day immediately preceding the maturity date. The Company expects to close the offering on or about March 6, 2012, subject to the satisfaction of various customary closing conditions.

In connection with the offering, the Company entered into convertible note hedge transactions in respect of its common stock with one or more affiliates of the initial purchasers of the Convertible Notes (the “Option Counterparties”). These convertible note hedge transactions are expected to reduce the potential dilution upon future conversion of the Convertible Notes. In addition, the Company entered into separate warrant transactions with the Option Counterparties with an initial strike price of $55.9125 per share, subject to certain adjustments, which is approximately 75% higher than the closing price of the Company’s common stock on February 29, 2012. The warrants cover a number of shares of the Company’s common stock equal to the number of shares of common stock underlying the Convertible Notes, subject to certain adjustments. The warrant transactions could separately have a dilutive effect to the extent that the market value per share of the Company’s common stock exceeds the applicable strike price of the warrants. If the initial purchasers exercise their over-allotment option, the Company expects to enter into additional convertible note hedge and warrant transactions with the Option Counterparties.

The Company intends to apply a portion of the net proceeds from the sale of the Convertible Notes and the proceeds from the warrant transactions to fund the cost of the convertible note hedge transactions entered into between the Company and the Option Counterparties. The Company expects to apply the remaining approximately $239 million of net proceeds for general corporate purposes, which may include providing longer term financing for the recently closed Pompano, Wideberth and Appalachian acquisitions and the repayment of outstanding borrowings under the Company’s bank credit facility.

The Company has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the Option Counterparties and/or their affiliates expect to enter into various cash-settled over-the-counter derivative transactions with respect to shares of the Company’s common stock concurrently with, or shortly after, the pricing of the Convertible Notes. This activity could have the effect of increasing or preventing a decline in the price of the Company’s common stock or the Convertible Notes at that time. In addition, the Option Counterparties and/or their affiliates may modify their hedge positions by unwinding these derivative transactions, entering into or unwinding additional cash-settled over-the-counter derivative transactions with respect to the Company’s common stock and/or purchasing or selling shares of the Company’s common stock or other of the Company’s securities in secondary market transactions from time to time following the pricing of the Convertible Notes and prior to the maturity of the Convertible Notes (and are likely to do so during any conversion period related to a conversion of Convertible Notes).

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.